Exhibit 5.1
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T 410.580.3000
F 410.580.3001
W www.dlapiper.com
December 9, 2008
UDR, Inc.
1745 Shea Center Drive
Highlands Ranch, Colorado 80129
Ladies and Gentlemen:
     We serve as special Maryland counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the issuance by the Company of up to 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued in connection with a special dividend (the “Special Dividend”) declared by the Board of Directors of the Company to holders of record of the Company’s Common Stock as of the close of business on December 9, 2008 and expected to be paid on January 29, 2009 substantially on the terms and in the manner described in the Prospectus Supplement dated as of December 9, 2008 (the “Prospectus Supplement”). The issuance of the Shares is being registered under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement of the Company on Form S-3 (No. 333-156002) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2008 which provides for the offering by the Company from time to time of certain securities described in the Registration Statement, including the Shares. This opinion is being provided at your request in connection with the filing of the Prospectus Supplement.
     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):
     (a) The Registration Statement.
     (b) The Prospectus Supplement.
     (c) The corporate charter of the Company (the “Charter”), as in effect on the date hereof, represented by the Articles of Restatement filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on July 29, 2005, Articles of Amendment filed with the SDAT on March 14, 2007 and Articles Supplementary filed with the SDAT on May 30, 2007.
     (d) The Amended and Restated Bylaws of the Company, as in effect on the date hereof (in the form attached to the Officer’s Certificate (as defined below)) (the “Bylaws”).
     (e) Resolutions adopted by the Company’s Board of Directors relating to the authorization and issuance of the Shares, certified by an officer of the Company.
     (f) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the SDAT.

UDR, Inc.
December 9, 2008

     (g) A certificate executed by an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).
     In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents (other than the Company) has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party’s (other than the Company’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Officer’s Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.
     Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized and, upon issuance of the Shares pursuant to the Special Dividend, will be validly issued, fully paid and non-assessable.
     In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:
     (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
     (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.
     (c) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.
     (d) We assume that all of the issued and outstanding shares of Common Stock of the Company have not violated and the issuance of the Shares will not violate the ownership limitations set forth in the Charter.

UDR, Inc.
December 9, 2008

     (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about December 9, 2008, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement related to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
DLA PIPER LLP (US)
/s/ DLA PIPER LLP (US)